FOR IMMEDIATE RELEASE                                                Exhibit 99.1
Contact: Bill Davis
Perficient, Inc.
(314) 995-8822
bill.davis@perficient.com

Perficient Acquires E-Tech Solutions, Inc.

~ Deal Expected To Be Accretive to Earnings Per Share Immediately ~

AUSTIN, Texas, February 21, 2007 --Perficient, Inc. (NASDAQ: PRFT), a leading information technology consulting firm serving Global 2000 and other large enterprise customers throughout the United States, today announced that it has acquired E-Tech Solutions, Inc., a solutions-oriented IT consulting firm with approximately $10 million in annual revenues. The transaction is expected to increase Perficient’s annualized revenues to just under $200 million - with nearly 1,100 consulting, technology, sales and support professionals in 16 offices in the United States and Canada. The acquisition is expected to be accretive to earnings per share immediately.

“This acquisition brings to Perficient a Mid-Atlantic base and a substantial client roster as well as significant consulting, sales, delivery and management talent,” said Jack McDonald, Perficient’s chairman and chief executive officer. “This is another important step in our growth plan as we continue to execute aggressively against our strong acquisition pipeline and organic growth goals.”

“Leveraging a full suite of business-driven technology solutions and services across an expanding base of local offices and loyal, long-term clients is core to our growth strategy and this transaction supports that effort,” said Jeff Davis, Perficient’s president and chief operating officer. “E-Tech’s solutions portfolio deepens Perficient’s competencies in several areas including business architecture, user experience, mobility solutions and around disciplines including portal, business intelligence and commerce.”

The acquisition of E-Tech:

•	Deepens Perficient’s expertise in several key solution areas;

•	Expands Perficient’s national footprint and builds an immediate presence in the Mid-Atlantic, a key expansion region comprised of several top-tier technology markets;

•	Adds nearly 80 consulting, technology, sales and support professionals;

•	Adds client relationships with enterprise customers including Amerisource Bergen, Aramark, Bank of America, Fidelity Information Services, Johnson and Johnson, NASA, and many others; and

•	Presents the potential to utilize Perficient’s branch network and client relationships to provide additional opportunities for E-Tech’s solution offerings.

“Joining Perficient provides us a real opportunity to accelerate the success and momentum of our business,” said Paul Elisii, chief executive officer of E-Tech. “This development is the culmination of years of entrepreneurial team effort as well as the beginning of our opportunity to do something much bigger with E-Tech’s solutions and services portfolio.”

Elisii will join Perficient in a key leadership role, serving as a General Manager, reporting directly to Chris Gianattasio, Perficient’s Regional Vice-President of Field Operations.

The consideration paid in the transaction is approximately $12.2 million excluding transaction costs, and includes $6.1 million in cash and approximately $6.1 million worth of Perficient common stock (based on the average closing price of Perficient’s common stock on the NASDAQ Global Select Market for the thirty trading days immediately preceding the acquisition close per the terms of the acquisition agreement). GAAP accounting will require using the closing price of the Company’s common stock at or near the close date in reporting the value of the stock consideration paid in the acquisition.

The acquisition is the ninth since 2004 for Perficient. In 2004, the company acquired Chicago-based Genisys Consulting, Inc., Cincinnati-based Meritage Technologies, Inc., and Houston-based ZettaWorks LLC. In 2005, Perficient acquired Houston-based iPath Solutions, Ltd., and Dallas-based Vivare, LP. In 2006, Perficient acquired San Francisco-based Bay Street Solutions, Inc., Detroit-based Insolexen Corp., and the Energy, Government and General (EGG) Business Division of Digital Consulting and Software Services, with offices in Houston, Atlanta and New Orleans.

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About Perficient
Perficient is a leading information technology consulting firm serving Global 2000 and other large enterprise customers throughout the United States. Perficient helps clients gain competitive advantage by using Internet-based technologies to make their businesses more responsive to market opportunities and threats, strengthen relationships with customers, suppliers and partners, improve productivity and reduce information technology costs. Perficient is a member of the Russell 2000® index and is traded on the Nasdaq Global Select MarketSM, a market for public companies that meet the highest listing standards in the world. Perficient is an award-winning "Premier Level" IBM business partner, a TeamTIBCO partner, a Microsoft Gold Certified Partner, a Documentum Select Services Team Partner and an Oracle-Siebel partner. For more information about Perficient, which employs more than 1,000 professionals, please visit www.perficient.com. IBM and WebSphere are trademarks of International Business Machines Corporation in the United States, other countries, or both.

About E-Tech Solutions, Inc.
What makes E-Tech Solutions truly unique is the balance struck between top-tier technology innovations and focused customer-centric service. E-Tech’s eBusiness and Infrastructure capabilities are on par with top-ranking national players, but they maintain a concentrated individual focus that allows for greater personal contact and interaction. E-Tech is a leading provider of eSolutions through its life cycle services approach including teams focused on Business Architecture, User Experience, eBusiness Solutions, Mobility Solutions, and Infrastructure Management.  The Company maintains offices in suburban Philadelphia, Pennsylvania, and Houston, Texas and has clients throughout the world.

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Safe Harbor Statement
This news release contains forward-looking statements that are subject to risk and uncertainties. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from management's current expectations and the forward-looking statements made in this press release. These risks and uncertainties include, but are not limited to, the impact of competitive services, demand for services like those provided by the company and market acceptance risks, fluctuations in operating results, cyclical market pressures on the technology industry, the ability to manage strains associated with the company's growth, credit risks associated with the company's accounts receivable, the company's ability to continue to attract and retain high quality employees, accurately set fees for and timely complete its current and future client projects, the company’s ability to identify, compete for and complete strategic acquisition and partnership opportunities, and other risks detailed from time to time in the company's filings with Securities and Exchange Commission, including the most recent Form 10-K and Form 10-Q.